Date:	May 5, 2011
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FIRST QUARTER OF 2011 RESULTS

East Rutherford, NJ – May 5, 2011 – Cambrex Corporation (NYSE: CBM) reports first quarter results for the period ended March 31, 2011.

Highlights
-	Reported sales increased by 9.8%, and excluding the impact of foreign currency, sales increased 6.9% compared to first quarter of 2010.

-	EBITDA was $11.0 million in the first quarter of 2011, an increase of 21.3% compared to $9.1 million in the first quarter of 2010.

-
Debt, net of cash was $82.6 million at the end of the first quarter of 2011, an improvement of $3.7 million during the quarter which includes $0.3 million of M&A payments and a positive $2.0 million currency impact on foreign cash balances.

First Quarter of 2011 Operating Results – Continuing Operations
First quarter of 2011 sales of $61.7 million were 9.8% higher than the first quarter of 2010.  Excluding a 2.9% favorable impact of foreign exchange, reflecting a weaker U.S. dollar, sales increased 6.9%.  The increase is primarily due to higher sales of an active pharmaceutical ingredient (“API”) to a customer who resolved their supply chain disruption which had reduced Cambrex’s sales volumes in the first quarter of 2010, higher volumes of generic APIs and increased volumes for a recently approved product.  These increases were partially offset by lower custom development and drug delivery shipments and lower pricing across several product categories.

First quarter of 2011 Gross Margin increased to 28.3% from 25.8% during the first quarter of 2010, with foreign currency unfavorably impacting gross margin by 2.5% in the first quarter of 2011.  Gross margins were positively impacted by higher sales and production volumes and lower production costs, partially offset by lower pricing.

Selling, General and Administrative Expenses in the first quarter of 2011 were $9.1 million compared to $8.8 million in the same period last year.  The increase is a result of unfavorable foreign exchange.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Research and Development (“R&D”) Expenses increased to $3.1 million in the first quarter of 2011 from $2.0 million in the first quarter of 2010 primarily due to the March 2010 acquisition of IEP, the development of new products and technology platforms and reduced utilization of certain R&D personnel on revenue generating custom development projects resulting in these costs being expensed rather than absorbed into cost of sales or inventory.

Operating Profit increased to $5.3 million in the first quarter of 2011 from $3.7 million in the first quarter of 2010.  The increase in Operating Profit was driven primarily by higher gross profits partially offset by higher operating expenses as described above.

           Net Interest Expense decreased to $0.6 million in the first quarter of 2011 from $1.2 million in first quarter of 2010.  This decrease is primarily due to the maturing of the Company’s higher fixed interest rate swaps in October 2010.

The Provision for Income Taxes totaled $1.5 million in the first quarter of 2011.  The Company’s effective tax rate has been and is expected to remain highly sensitive to the geographic mix of income due to the Company’s inability to recognize tax benefits where there has been a recent history of losses, primarily in the U.S.

Income from continuing operations for the first quarter of 2011 was $2.9 million or $0.10 per share compared to $1.7 million or $0.06 per share in the first quarter of 2010.

Capital expenditures and depreciation for the first quarter of 2011 were $1.7 million and $5.6 million compared to $2.7 million and $5.4 million in the first quarter of 2010, respectively.

Steven M. Klosk, President and Chief Executive Officer, said, “We are pleased with our first quarter performance with sales volumes significantly higher year over year.  In addition to the increases in sales volumes for some of our larger custom manufacturing products, we continue to see strong orders for our generic APIs.  Cambrex Zenara is off to a positive start and has been asked to increase production as part of their customer’s launch of a leading nicotine replacement therapy product in India.”

Guidance – Continuing Operations
The Company continues to expect that sales for 2011, excluding the impact of foreign currency, will increase between 3% and 7% versus 2010, and that full year 2011 EBITDA will be between $43 and $49 million.  EBITDA guidance is for continuing operations and excludes the impact of any M&A or restructuring activities.  The above guidance does not reflect Cambrex Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.  Cambrex’s income statement reflects 51% of Cambrex Zenara’s net results as Equity in Losses of Partially-Owned Affiliate.  For 2011, Cambrex Zenara is expected to have revenues in the low to mid single digit millions and a small EBITDA loss.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Capital expenditures are expected to be approximately $14 to $17 million and depreciation is expected to be $21 to $23 million in 2011.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s first quarter 2011 Form 10-Q is filed with the SEC.

Conference Call and Webcast
The Conference Call to discuss first quarter of 2011 results will begin at 8:30 a.m. Eastern Time on Friday, May 6, 2011 and last approximately 45 minutes.  Those wishing to participate should call 1-888-299-7230 for domestic and +1-719-325-2168 for international.  Please use the pass code 7839366 and call approximately 10 minutes prior to start time.  A webcast is available from the Investors section on the Cambrex website located at www.cambrex.com and can be accessed for 30 days following the conference call.  A telephone replay of the conference call will be available through Friday, May 13, 2011 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 7839366 to access the replay.

Forward Looking Statements
This document may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expected performance, especially expectations with respect to sales, research and development expenditures, earnings per share, capital expenditures, acquisitions, divestitures, collaborations, or other expansion opportunities.  These statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, captioned “Risk Factors,” or otherwise described in the Company’s filings with the Securities and Exchange Commission, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, government legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectable receivables, loss on disposition of assets, cancellation or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are cautioned to review the Cambrex 2010 Annual Report on Form 10-K, including the Forward-Looking Statement section therein, and other filings with the U.S. Securities and Exchange Commission.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended March 31, 2011 and 2010
(in thousands)

	2011		2010
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$61,654		$56,155
Commissions, Allowances and Rebates	291		336
Net Sales	61,363		55,819

Other	(778)		274

Net Revenues	60,585		56,093

Cost of Goods Sold	43,130	70.0%	41,600	74.1%

Gross Profit	17,455	28.3%	14,493	25.8%

Operating Expenses
Selling, General and Administrative Expenses	9,088	14.7%	8,796	15.7%
Research and Development Expenses	3,060	5.0%	1,985	3.5%
Total Operating Expenses	12,148	19.7%	10,781	19.2%

Operating Profit	5,307	8.6%	3,712	6.6%

Other Expenses/(Income):
Interest Expense, net	573		1,198
Other (Income)/Expenses, net	(3)		3
Equity in Losses of Partially-Owned Affiliate	364		-

Income Before Income Taxes	4,373	7.1%	2,511	4.5%

Provision for Income Taxes	1,518		828

Income from Continuing Operations	$2,855	4.6%	$1,683	3.0%

Loss from Discontinued Operations, Net of Tax	(146)		-

Net Income	$2,709	4.4%	$1,683	3.0%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.10		$0.06
Loss from Discontinued Operations, Net of Tax	$(0.01)		$-
Net Income	$0.09		$0.06

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$0.10		$0.06
Loss from Discontinued Operations, Net of Tax	$(0.01)		$-
Net Income	$0.09		$0.06

Weighted Average Shares Outstanding
Basic	29,448		29,315
Diluted	29,518		29,374

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of March 31, 2011 and December 31, 2010
(in thousands)

	March 31,	December 31,
Assets	2011	2010

Cash and Cash Equivalents	$35,342	$29,614
Trade Receivables, net	38,458	39,025
Inventories, net	67,675	61,408
Prepaid Expenses and Other Current Assets	5,043	5,082
Total Current Assets	146,518	135,129

Property, Plant and Equipment, net	154,329	150,483
Goodwill	39,616	37,694
Intangibles Assets, net	4,883	4,687
Investment in Partially-Owned Affiliate	19,344	19,709
Other Non-Current Assets	3,590	4,049

Total Assets	$368,280	$351,751

Liabilities and Stockholders' Equity

Accounts Payable	$19,375	$19,480
Accrued Expenses and Other Current Liabilities	36,022	33,503
Total Current Liabilities	55,397	52,983

Long-term Debt	117,900	115,900
Deferred Income Taxes	18,489	17,893
Accrued Pension and Postretirement Benefits	41,262	43,921
Other Non-Current Liabilities	13,310	13,419

Total Liabilities	$246,358	$244,116

Stockholders’ Equity	$121,922	$107,635

Total Liabilities and Stockholders’ Equity	$368,280	$351,751

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters Ended March 31, 2011 and 2010
(in thousands)

	First Quarter 2011	First Quarter 2010

Operating Profit	$5,307	$3,712

Depreciation and Amortization	5,725	5,384

EBITDA	$11,032	$9,096

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Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com